Exhibit 3

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1 -                  Name and Address of Company

North American Palladium Ltd. (the “Company”)

2116 - 130 Adelaide Street West

Toronto, Ontario M5H 3P5

Item 2 -                  Date of Material Change

April 14, 2010.

Item 3 -                  News Release

A press release with respect to the material change referred to in this report was issued by the Company on April 14, 2010 through the facilities of Marketwire and filed on the System for Electronic Document Analysis and Retrieval (SEDAR).

Item 4 -                  Summary of Material Change

The Company announced that it has restarted palladium production at its Lac des Iles (“LDI”) mine in northwestern Ontario.

Item 5 -                  Full Description of Material Change

On April 14, 2010, the Company announced that it has restarted palladium production at its flagship LDI mine in northwestern Ontario. The Company expects to produce approximately 140,000 ounces of palladium per year.

Ore production from the Roby Underground zone at the LDI mine is currently approximately 2,000 tonnes per day, and is expected to increase.  The mine is operating seven days per week on two 12-hour shifts per day. The Company has a workforce of 180 employees at LDI.

Certain information included in this report constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies including the possibility that the restart of the LDI mine and/or the development of the Offset Zone may not proceed as planned, and that the metals prices and foreign exchange assumptions may differ from management’s expectations. The

Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles mine will be successfully restarted or that the Offset Zone can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

Item 6 -                  Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7 -                  Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8 -                  Executive Officer

The following senior officer of the Company is knowledgeable about the material change:

Trent Mell

Vice President, Corporate Development, General Counsel & Corporate Secretary

(416) 360-7971 Ext. 225

Item 9 -                  Date of Report

April 14, 2010.